ACQUISITION AGREEMENT

THIS AGREEMENT made effective the 20th day of January, 2004.

BETWEEN

Sterling Group Ventures, Inc.
a business corporation duly incorporated
under the laws of the state of Nevada with its business address at
12880 Railway Avenue, Unit 35
Richmond, BC V7E 6G4
(“ Sterling Group”)

AND

Micro Express Ltd.
a private business corporation duly incorporated
under the laws of the British Virgin Islands, with its business address at
Suite 900 – 789 West Pender Street
Vancouver, BC V6C 1H2
(“ Micro Express”)

WHEREAS:

A.	Sterling Group is a business corporation whose common shares are quoted on the OTC Bulletin Board

B.

Micro Express is a private company which is a party to an agreement with Sichuan Province Mining Ltd, which is 40% held by the Bureau of Sichuan Geology and Resources of the Sichuan Government. Under the terms of the agreement, Micro Express has the right to acquire at least 75% of the shares of a co-operative joint venture company to be formed and which will hold the necessary mining licenses (5). The business of the joint venture company is to develop the Jiajika spodumene property for the extraction of lithium, lithium salts, and other minerals. The initial capacity of the company is 900,000 tonnes/annum. The spodumene concentrate expected to be produced is 176,000 tonnes/annum and tantalum concentrate is 166 tonnes/annum. The total investment required is estimated at 238 million Chinese Yuan. The initial registered capital is 83 million Chinese Yuan, 35% of the total investment. Sichuan Mining Ltd will contribute 21 million Chinese to hold 25% of the JV company. Micro Express will contribute 62 million Chinese Yuan to hold 75% of the JV company.

Micro Express has also signed a letter of intent with Hunan Daoxian County Local Government to develop the lithium/rubidium mine in Daoxian, Hunan Province. The Hunan County will contribute a mining license and earn 10% of the 30 year mining joint venture to be formed. Micro Express will earn 90% by developing and putting the lithium mine into production.

NOW, THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties, and intending to be legally bound, the Parties covenant and agree as follows:

Article One
Shares Exchange Between the Parties

1.1
Subject to the terms and conditions set forth herein, Sterling Group has entered an agreement to acquire 100% of the issued and outstanding shares of Micro Express, This agreement is conditional upon Sterling Group undertaking proper due diligence and is subject to normal regulatory approval.

1.2
To effect the transaction under this Agreement, Sterling Group shall issue to Micro Express Shareholders and/or their nominees a total of 25,000,000 common shares of its capital stock immediately upon the execution of this Agreement .

1.3

For the avoidance of doubt, the common shares to be issued to Micro Express Shareholders under this Agreement shall be issued to Micro Express Shareholders and/or their nominees according to the ratio and percentage of subscription for shares by such Micro Express Shareholders and/or their nominees.

1.4

Micro Express Shareholders shall have the right to appoint directors to the Board of Directors of Sterling Group on the date of execution of this Agreement. Micro Express Shareholders agree to cause such director(s) of Sterling Group to be appointed as director(s) of Micro Express, provided that the majority directors of Micro Express consist of majority directors of Sterling Group, subsequent to the transaction contemplated herein.

1.5
Subject to and in accordance with section 1.4, the Parties understand that the number of directors of Sterling Group will be increased to include such business, finance, legal and other professional personnel as required for the operations of the Company.

Article Two
Representations and Warranties of Sterling Group

2.1	Immediately prior to this Agreement, Sterling Group has a total of 11, 360, 000 shares issued and outstanding, all in one class of common shares. In addition, Sterling Group has no options, warrants or other instrument convertible into shares.

2.2
Sterling Group represents and warrants to Micro Express Shareholders that Sterling Group is a corporation duly organized, validly existing and in good standing in all aspect under the laws of the state of Nevada.

2.3
Sterling Group represents and warrants that it is in good standing under the SEC rules and has been consistently in compliance with all SEC requirements for its common shares to be and quoted over the counter of the Bulletin Board of NASD.

2.4
Sterling Group represents and warrants that there is no action, claim, lawsuits pending or threatened against Sterling Group. Since the last audited Financial Statements and the unaudited interim financial statements for the third quarter 2003, there has been no change in liabilities or debt or change in circumstances of Sterling Group that has had or which Sterling Group may expect to have material change or adverse effect on the business, affairs and assets of Sterling Group. Sterling Group has no debts, liabilities to any third party other than those expressly disclosed in its audited and unaudited financial statements referenced hereto. For greater certainty, it has no indebtedness, liabilities or commitment in favour of any third party in respect of any of its business or activities which it pursued prior to this Agreement.

2.5
Sterling Group represents and warrants that neither itself nor any of its current or former directors, officers has been the subject of investigation or any disciplinary action by the SEC for a minimum of three (3) years immediately prior to the execution of this Agreement.

2.6
Sterling Group has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; all approval and consent required in respect of the transactions hereunder have been given to and obtained by Sterling Group, and no further consent, approval or action or proceeding on the part of Sterling Group, its shareholders or its directors is required; the execution, delivery and performance of this Agreement by Sterling Group and its directors have been duly and validly approved by Sterling Group, its directors and shareholders pursuant to the Certificate of Incorporation and By-Laws of Sterling Group.

2.7
The execution, delivery and performance of this Agreement by Sterling Group will not violate any laws, regulations, rules, provisions or policies, including without limitation, SEC and NASD rules, provisions and policies. Nothing contained and contemplated herein will adversely affect the current and post-transaction listing status and privileges of Sterling Group’s common shares traded Over the Counter Bulletin Board of NASD.

2.8
Since the last financial statements, ending on September 30, 2003, there has been no change in circumstances that has had or Sterling Group may expect to have a material adverse effect on the assets, business and affairs of Sterling Group.

Article Three
Representations and Warranties of Micro Express Shareholders

3.1	Micro Express Shareholders are the owners of all the Transferred Shares in the capital stock of Micro Express.
3.2	Micro Express is a business corporation duly incorporated in the British Virgin Islands.
3.3
Each of Micro Express Shareholders has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All approval, consent required in respect of the transaction hereunder have been given and have been obtained by Micro Express Shareholders. No further consent, approval or action or proceeding on the part of Micro Express Shareholders is required.

3.4	The transfer and assignment by each of Micro Express Shareholders of the Transferred Shares shall in all aspects be considered as separate transfer and assignment.
3.5	Since inception, Micro Express’s business has been operated substantially in accordance with all laws, rules, regulations, orders of competent regulatory authorities, and there has not been
(1) any event or change in circumstances that has had, or which Micro Express Shareholders expect to have, a materials adverse effect on Micro Express or its business;
(2) any change in liabilities of Micro Express that has had, or which Micro Express Shareholders may expect to have, a material effect on Micro Express or its business;

(3)	any incidence, assumption or guarantee of any indebtedness of Micro Express for borrowed money of Micro Express;
(4)	any payments by Micro Express in respect of any indebtedness of Micro Express for borrowed money or in satisfaction of any liabilities of Micro Express;
(5)	the creation, assumption or sufferance of the existence of any lien on any assets reflected on Micro Express’s Financial Statements;
(6)	any change by Micro Express in its accounting principles, methods or practices in the manner it keeps its books and records;
(7)	any distribution, dividend or bonus by Micro Express to any of its respective officers, directors, stockholders or affiliates, or any of their respective affiliates or associates; and
(8)
any material capital expenditure or commitment by Micro Express or material sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any assets or property by Micro Express other than in the ordinary course of business.

3.6	Micro Express has the full corporate power and authority to carry on the business presently being carried on by it and as proposed to be carried on by it.
3.7	Micro Express holds all licenses, and permits as may be requisite for carrying on its business in the manner in which it has heretofore been carried on.
3.8	There has been no change in circumstances which has had or which Micro Express Shareholders may expect to have any adverse effect on the assets, business and affairs of Micro Express.

Article Four
Covenants

4.1	This Agreement shall enter into force and be binding on the Parties as from the date first above written.
4.2	The Parties shall cooperate and work with each other in good faith to provide to each other with all information necessary to enable the Parties to complete their respective due diligence.

     Article Five
  Miscellaneous Provisions

5.1	This Agreement shall be governed by and construed in accordance with the laws of the British Columbia and those of Canada applicable thereto.
5.2
Any and all disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived there from, shall be first addressed through consultation and/or mediation. Disputes unresolved through consultation and mediation shall be referred to and finally resolved by arbitration under the Rules of and before the International Chamber of Commerce (“ICC”) International Court of Arbitration in Vancouver, Canada, as those rules may be amended and replaced from time to time.

5.3
The arbitration tribunal shall consist of three (3) arbitrators to be named and appointed in accordance with the applicable rules of procedures of the ICC International Court of Arbitration. For the avoidance of doubt, each Sterling Group and Micro Express Shareholders acting jointly shall have the right to name one (1) arbitrator and the chairman and the third arbitrator of the tribunal shall be appointed pursuant to the applicable rules of procedure. The final award of the arbitration tribunal shall be final and binding upon the Parties. The losing Party shall bear and reimburse the prevailing Party costs and expenses associated with the preparation and prosecution of the arbitration and any enforcement proceedings, including attorney fees on solicitor-client basis, unless otherwise directed by the arbitration tribunal or court of competent jurisdiction.

5.4

Where the losing Party fails to comply with such order and award, the prevailing Party shall be free to apply to a court of competent jurisdiction for an order of enforcement or such other orders or relief as may be properly granted by the court.

5.5

Nothing contained herein will limit or prohibit the rights of either Party to apply to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction or order enforcing its rights hereunder in a court of competent jurisdiction, prior or subsequent to the arbitration.

5.6
No condoning, excusing or overlooking by a Party of any default, breach or non-observance by the other at any time or times in respect of any covenants, provisions, or conditions of this Agreement shall operate as a waiver of such Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such Party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such Party in the absence of an express waiver in writing.

5.7
No amendment or other modification of this Agreement will be binding unless executed in writing by the Parties hereto. The Parties shall cooperate in order to comply with all legal and regulatory provisions required to maintain and continue the trading status of the shares of Sterling Group at NASD.

5.8	This Agreement and everything contained herein will inure to the benefit of and be binding upon the Parties and their permitted successors and assigns.
5.9
This Agreement may be executed in counterparts and by facsimile transmission, each such counterpart together shall constitute a single instrument. Three (3) original copies of such counterparts executed by each Party shall be forth with delivered to all other Parties by registered express mail.

5.10	For all purposes, this Agreement shall be deemed to be signed and executed at Vancouver, British Columbia, Canada.
5.11	Schedules annexed hereto shall form an integral part of this Agreement.
5.12	This Agreement shall enter into force as of the date first above written.

IN WITNESS WHEREOF the Parties have duly executed this agreement.

THE COMMON SEAL of Sterling Group Inc., was	)
hereto affixed in the presence of:	)
)
/s/ James Hutchison	)
Authorised Signatory	)	c/s
)
)
_______________	)
Authorised Signatory	)

THE SEAL and/or Signature of Micro Express	)
Shareholders were hereto affixed in the presence of:	)
)
)
/s/ Raoul Tsakok	)	c/s
Authorised Signatory	)
)
________________	)
Authorised Signatory	)

Schedule I Financial Statements of Sterling Group

Schedule II Financial Statements of Micro Express